EXHIBIT 23.1




                      CONSENT OF INDEPENDENT AUDITORS




               We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 26, 1998 and March 25, 1998 on the consolidated financial statements and financial statement schedules of The Chubb Corporation, incorporated by reference in the Proxy Statement of Executive Risk Inc. which is referred to and made a part of this Registration Statement (Form S-4 No. 333-____) and Prospectus of The Chubb Corporation for the registration of 16,037,808 shares of its common stock.




                                   /s/ ERNST & YOUNG LLP



New York, New York
February 26, 1999